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                                                                   Exhibit 10.19

                           Cummings Properties, LLC
                                 Standard Form
                             Amendment to Lease #2

In connection with a lease currently in effect between the parties at 157H Cummings Center, Beverly, Massachusetts, executed on April 30, 1998 and terminating December 31, 2006, and in consideration of the mutual benefits to be herefrom, Cummings Properties, LLC, LESSOR, and Wakefield Engineering, Inc., LESSEE, hereby agree to amend said lease as follows:

1. The size of the leased premised is hereby decreased by approximately 3,917 square feet (including 15.4% common area), from approximately 19,798 square feet (including 15.4% common area) to a new total of approximately 15,881 square feet (including 15.4% common area), with the relinquishment of the cross-hatched area shown on the mutually agreed upon plan attached hereto (the "relinquished area").

2    LESSOR, at LESSOR's cost, shall modify 157H Cummings Center according to the attached plan.

3. LESSOR or LESSOR's designated moving company shall, at LESSOR's expense, move LESSEE's furniture, furnishings and equipment from the relinquished area to other areas designated by LESSEE within 157H Cummings Center.

4. LESSEE shall continue to have shared access to the loading dock at 159K Cummings Center.

5. Notwithstanding Section 22 of the lease and Paragraph P of the Rider to Lease, LESSOR waives its right to relocate LESSEE to another facility.

6. LESSEE's quarterly cost for its proportionate share of the trash billing shall remain at $320.00 for the remainder of the initial lease term.

7. At any one time during the initial term of this lease, LESSEE has the option to lease additional space of approximately 3,917 square feet (including 15.4% common area.) LESSEE shall give LESSOR written notice of such requirement, and shall then execute LESSOR's standard form amendment to lease adding such additional space at LESSEE's then current rental rate within three business days of LESSOR's written notice to LESSEE that said space will be available. LESSOR shall offer such space within six months after receipt of written notice from Lessee.

8. Notwithstanding monthly rent as provided below, LESSEE may deduct $1,375.00 per month from each monthly rental payment due from April 1, 2000 through March 30, 2001 (only), provided LESSOR receives each such monthly payment on or before the first day of the month for which that rent is due and LESSEE is not otherwise in default of the lease or in arrears of any rent or invoice payments. Time is of the essence.

This amendment shall not bind either party in any manner until it has been executed by both parties. All other terms, conditions and covenants of the present lease shall continue to apply except that adjusted base rent shall be increased* by $48,545.55 annually, from a total of $245,367.59 to a new annual total of $196,822.04 or $16,401.83 per month. Annual base rent for purposes of computing any future escalations thereon be $187,986.66. This amendment shall be effective April 1, 2000 and shall continue through the balance of the lease and any extensions thereof unless further modified by written amendment(s).
In Witness Whereof, LESSOR and LESSEE have hereunto set their hands and common seals this- 29th day of March, 2000.

LESSOR:  CUMMINGS PROPERTIES, LLC            LESSEE: WAKEFIELD ENGINEERING INC.


By: /s/ Douglas Stephens                     By: /s/ James Poliekiez
    -----------------------                      ------------------------
    Executive Vice President                 James Polakiewicz